Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Archimedes Tech SPAC Partners Co. (the “Company”) on Amendment No. 1 to Form S-1, File No. 333-253108, of our report dated March 1, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Archimedes Tech SPAC Partners Co. as of December 31, 2020 and January 4, 2021 and for the periods from September 15, 2020 (inception) through December 31, 2020 and January 1, 2021 through January 4, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 1, 2021